Exhibit 99.1

FOR IMMEDIATE RELEASE	For Additional Information
Contact: Terry George
(614) 356-5000

Dominion Homes Reports

2005 Sales and Closings

DUBLIN, Ohio – January 12, 2006 - Dominion Homes, Inc. (NASDAQ: DHOM) reported that it sold 1,944 homes, with an aggregate sales value of $370.6 million, during 2005 compared to 2,450 homes sold, with an aggregate sales value of $460.3 million during 2004. Home sales during 2005 declined 21% compared to the number of homes sold during 2004. The Company sold 230 homes, with an aggregate sales value of $44.9 million, during the three months ended December 31, 2005 compared to 392 homes, with an aggregate sales value of $75.0 million, sold during the three months ended December 31, 2004. This is a 41% decrease in the number of homes sold during the fourth quarter of 2005 compared to the number of homes sold during the previous year’s fourth quarter.

The Company closed 2,146 homes during 2005 compared to 2,837 homes during 2004, a 24% decrease. The Company closed 571 homes during the three months ended December 31, 2005 compared to 605 homes during the three months ended December 31, 2004, a 6% decrease.

The Company’s backlog on December 31, 2005 was 430 sales contracts, with an aggregate sales value of $89.7 million, compared to a backlog on December 31, 2004 of 632 sales contracts, with an aggregate sales value of $127.5 million.

According to Douglas G. Borror, Chairman and CEO of Dominion Homes, “New home sales in our markets and throughout the Midwest continued to be a challenge throughout the year. In response to these conditions, the Company has taken steps to reduce land holdings, reduce selling, general and administrative expenses, including staff reductions, and continue to meet the market with significant discounting. We have also introduced a number of new and exciting products that are designed to create additional interest in all of our home series in 2006.”

The Company will announce its 2005 financial results on February 27, 2006 and host an analyst conference call at 10:00 a.m. Eastern Time on February 28, 2006 to discuss these results and other developments in the business. The analyst conference call will be webcast simultaneously in listen-only mode via Dominion Homes’ website, www.dominionhomes.com. For those who cannot listen to the live webcast, an archived replay will be available at www.dominionhomes.com beginning at approximately 11:30 a.m. Eastern Time on February 28, 2006, and continuing for approximately 90 days. Interested parties may listen in by accessing the Company’s website and selecting “About Dominion Homes,” and then selecting “Investor Relations.”

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently 64 Dominion Homes locations in Central Ohio, Louisville, Kentucky and Lexington, Kentucky. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report and Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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